Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2018 RESULTS
Wilmington, NC, April 25, 2018 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported first quarter net earnings available to common shareholders of $12.5 million, or $0.30 per diluted share, compared to $6.1 million, or $0.17 per diluted share, for the first quarter of 2017.

“We kicked off the year in fine fashion with a very strong performance in the first quarter. We enjoyed 43% growth in our loan and lease portfolio compared to one year ago while significantly boosting our recurring revenues and liquidity position. We are steadily expanding our array of industry verticals and continuing to diversify our product offerings. We are intensely focused on serving the needs of small businesses across the U.S. and revolutionizing the financial services industry through innovative technology solutions,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
First Quarter 2018 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q1 2018	Q1 2017	Dollars	Percent	Q4 2017
Net interest income and servicing revenues	$31,374	$21,564	$9,810	45%	$28,977
Net income	12,453	6,112	6,341	104	71,730
Diluted earnings per share	0.30	0.17	0.13	76	1.74
Non-GAAP net income (1)	12,721	6,808	5,913	87	16,875
Non-GAAP diluted earnings per share (1)	0.31	0.19	0.12	63	0.41
Loan and lease production:
Loans and leases originated	$397,559	$468,663	$(71,104)	(15)%	$483,422
% Fully funded	69.5%	63.2%	n/a	n/a	42.9%
Loan sales:
Guaranteed loans sold	$247,243	$208,715	$38,528	18%	$211,654
Net gains on sales of guaranteed loans	24,418	18,952	5,466	29	23,314
Average net gain on sale of guaranteed loans, per million sold	98.76	90.80	7.96	9	110.15
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases
At March 31, 2018, the total loan and lease portfolio of $2.16 billion increased 43.0% above its level of a year ago and by 6.8% above its level at December 31, 2017. Net loans and leases held for investment increased $94.2 million, or 7.1%, to $1.41 billion at March 31, 2018, from $1.32 billion at December 31, 2017. Loans held for sale increased $40.1 million, or 5.9%, to $720.5 million at March 31, 2018, from $680.5 million at December 31, 2017. Loan and lease originations totaled $397.6 million during the first quarter of 2018, a decline from the prior quarter due to a combination of lending seasonality and increased competitive pressures. The total loan and lease portfolio at March 31, 2018, and December 31, 2017, of $2.16 billion and $2.02 billion, respectively, were comprised of approximately 61.3% and 61.4% of unguaranteed loans and leases, respectively.
Average loans and leases were $2.14 billion during the first quarter of 2018 compared to $1.91 billion during the fourth quarter of 2017.
Net Interest Income
Net interest income for the first quarter of 2018 increased to $24.5 million compared to $15.6 million for the first quarter of 2017 and $23.0 million for the fourth quarter of 2017. The increase was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios and reflected the Company's initiative to grow recurring revenue sources by increasing the level of loans and leases retained on the consolidated balance sheet. The net interest margin for the first quarter of 2018 was 3.72%, a decline of 35 basis points from the fourth quarter of 2017 primarily due to the reinvestment of a portion of the deposit growth in the first quarter into liquid assets and securities and, to a lesser extent, the rising costs of deposit gathering. The Company anticipates that it is positioned to benefit from the rising rate environment with 75.3% of the total held for sale and held for investment loan and lease portfolio priced at variable rates that adjust on either a calendar monthly or quarterly basis.
Noninterest Income
Noninterest income for the first quarter of 2018 totaled $30.8 million, compared to $25.8 million for the first quarter of 2017 and $95.4 million for the fourth quarter of 2017 which included a $68.0 million gain arising from the Company’s investment in Apiture. Excluding this one-time gain, noninterest income totaled $27.4 million for the fourth quarter of 2017.
Net gains on sales of loans increased to $24.4 million in the first quarter of 2018 compared to $19.0 million in the first quarter of 2017 and $23.3 million in the fourth quarter of 2017. The volume of guaranteed loan sales in the first quarter of 2018 rose to $247.2 million compared to $208.7 million in the first quarter of 2017 and $211.7 million in the fourth quarter of 2017. The average net gain on guaranteed loan sales increased to $98.8 thousand per million sold in the first quarter of 2018 versus $90.8 thousand per million sold in the first quarter of 2017 and declined from $110.2 thousand per million sold in the fourth quarter of 2017. The Company believes that the recent changes in average loan sale pricing is primarily the result of the mix of loans sold during the quarter and not reflective of an overall decline in market performance.
Loan servicing revenues of $6.9 million in the first quarter of 2018 rose by $975 thousand, or 16.5%, from the first quarter of 2017 and by $897 thousand, or 14.9%, from the fourth quarter of 2017. The net loss resulting from the revaluation of the servicing asset totaled $5.1 million for the first quarter of 2018, an increase of $3.1 million compared to the first quarter of 2017 but reduced from the net loss of $6.3 million in the fourth quarter of 2017.
Lease income from solar panels contributed $1.6 million in noninterest income in the first quarter of 2018, compared to $1.2 million in the fourth quarter of 2017 and none in the first quarter of 2017. The Company began offering operating lease agreements for solar panels to third parties at the end of the first quarter of 2017.
Noninterest Expense
Noninterest expense for the first quarter of 2018 was $38.1 million compared to $33.0 million for the first quarter of 2017 and $41.0 million for the fourth quarter of 2017. The $5.1 million, or 15.4%, increase in noninterest expense for the first quarter of 2018 compared to the first quarter of 2017 reflected the ongoing expansion of the Company’s workforce, industry verticals, infrastructure, and new products in support of its growth strategy.
Salaries and employee benefits for the first quarter of 2018 increased to $20.2 million compared to $18.7 million for the first quarter of 2017 and $19.0 million for the fourth quarter of 2017. Included in these totals is stock-based compensation expense in the first quarter of 2018 of $2.3 million compared to $3.7 million for the first quarter of 2017 and $1.8 million for the fourth quarter of 2017. The increase in salaries and benefits, inclusive of stock-based compensation, is the result of the ongoing expansion of the Company’s workforce and infrastructure to support its growth initiatives.

Compared to the first quarter of 2017, there were increases in data processing expense of $1.1 million and equipment expense of $2.0 million for the first quarter of 2018. Largely influencing the increase in data processing was the contribution of software development resources to Apiture which transferred the recognition of costs associated with the Company’s technology development from salaries and employee benefits to data processing. The increase in equipment expense reflected the higher levels of depreciation related to solar panels acquired for the Company’s renewable energy leasing business.
Compared to the fourth quarter of 2017, noninterest expense decreased $3.0 million, or 7.2%. The decrease was primarily the result of one-time costs associated with events in the fourth quarter that elevated the noninterest expense for the fourth quarter of 2017, most notably due to a net impairment charge of $3.6 million.
Asset Quality
The unguaranteed exposure of nonperforming loans increased to $7.4 million, or 0.51% of total loans and leases held for investment, at March 31, 2018, compared to $3.6 million, or 0.27%, at December 31, 2017. Total nonperforming loans increased to $36.8 million in the first quarter of 2018 from $23.5 million at the end of the prior quarter and was primarily related to older verticals.
The unguaranteed exposure of foreclosed assets increased to $101 thousand at March 31, 2018, from $90 thousand at December 31, 2017. Foreclosed assets increased $238 thousand to $1.5 million at March 31, 2018, from $1.3 million at December 31, 2017.
Net charge-offs declined to $532 thousand in the first quarter of 2018 compared to $892 thousand in the fourth quarter of 2017 and $1.5 million in the first quarter of 2017. Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarters ended March 31, 2018 and 2017 were 0.15% and 0.63%, respectively.
Provision for Loan and Lease Losses
The provision for loan and lease losses for the first quarter of 2018 totaled $4.4 million compared to $4.1 million for the fourth quarter of 2017 and $1.5 million for the first quarter of 2017. The first quarter of 2018 provision greatly exceeded net charge-offs, thus adding to loan and lease loss reserves commensurate with the continued growth of the loan and lease portfolio.
The allowance for loan and lease losses totaled $28.1 million at March 31, 2018, compared to $24.2 million at December 31, 2017. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.95% and 1.80% at March 31, 2018 and December 31, 2017, respectively.
Income Tax
Income tax expense was $315 thousand in the first quarter of 2018, compared to $798 thousand in the first quarter of 2017 and $1.6 million in the fourth quarter of 2017. The Company’s effective tax rate is predominantly driven by the leasing of renewable energy assets that generate investment tax credits. As the lessor of these assets, the Company is accomplishing broader strategic initiatives in the renewable energy sector.
Investment Securities
Investment securities increased by $285.1 million, or 305.4%, to $378.5 million at March 31, 2018, compared to $93.4 million at December 31, 2017. This increase is related to the Company purchasing $293.0 million of residential mortgage-backed securities during the first quarter of 2018 as part of a strategic plan to enhance the Company's contingent funding sources.
Deposits
Total deposits increased by $713.1 million, or 31.5%, to $2.97 billion at March 31, 2018, compared to $2.26 billion at December 31, 2017, following successful deposit gathering campaigns to strengthen the Company’s liquidity position. Average total interest-bearing deposits for the first quarter of 2018 increased $499.6 million, or 24.9%, to $2.51 billion, compared to $2.01 billion for the fourth quarter of 2017. The ratio of average total loans and leases to average interest-bearing deposits was 85.2% for the first quarter of 2018, compared to 95.0% for the fourth quarter of 2017.
Long Term Borrowings
Long term borrowings decreased by $23.1 million, or 86.9%, to $3.5 million at March 31, 2018, compared to $26.6 million at December 31, 2017. This decrease was a result of the Company repaying debt during the first quarter of 2018.

Conference Call
Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 26, 2018). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 1893701. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year. A replay of the conference call will also be available until 5:00 p.m. ET May 3, 2018, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).
CFO Commentary
Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company. Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Interest income
Loans and fees on loans	$32,691	$29,343	$26,977	$23,559	$19,754
Investment securities, taxable	1,117	468	325	316	323
Other interest earning assets	1,215	725	870	470	342
Total interest income	35,023	30,536	28,172	24,345	20,419
Interest expense
Deposits	10,418	7,330	6,758	5,592	4,543
Borrowings	129	230	389	361	235
Total interest expense	10,547	7,560	7,147	5,953	4,778
Net interest income	24,476	22,976	21,025	18,392	15,641
Provision for loan and leases losses	4,392	4,055	2,426	1,556	1,499
Net interest income after provision for loan and lease losses	20,084	18,921	18,599	16,836	14,142
Noninterest income
Loan servicing revenue	6,898	6,001	6,490	6,174	5,923
Loan servicing asset revaluation	(5,088)	(6,307)	(3,691)	(1,164)	(2,009)
Net gains on sales of loans	24,418	23,314	18,148	18,176	18,952
Lease income	1,608	1,165	682	9	—
Gain on contribution to equity method investment	—	68,000	—	—	—
Construction supervision fee income	779	699	362	286	429
Title insurance income	1,300	1,762	1,968	2,397	1,438
Other noninterest income	841	807	1,101	789	1,020
Total noninterest income	30,756	95,441	25,060	26,667	25,753
Noninterest expense
Salaries and employee benefits	20,209	18,982	19,037	17,968	18,682
Travel expense	1,843	2,089	2,289	2,148	1,598
Professional services expense	1,298	709	1,068	1,424	1,736
Advertising and marketing expense	1,662	1,386	1,516	1,976	1,485
Occupancy expense	1,857	2,177	1,473	1,350	1,195
Data processing expense	2,837	2,913	1,982	1,858	1,696
Equipment expense	3,077	2,474	2,228	1,703	1,074
Other loan origination and maintenance expense	1,329	1,383	1,601	981	1,005
Renewable energy tax credit investment impairment	—	690	—	—	—
FDIC insurance	572	898	858	724	726
Title insurance closing services expense	426	541	687	785	405
Impairment expense on goodwill and other intangibles	—	3,648	—	—	—
Other expense	2,962	3,134	3,117	2,383	3,383
Total noninterest expense	38,072	41,024	35,856	33,300	32,985
Income before taxes	12,768	73,338	7,803	10,203	6,910
Income tax expense (benefit)	315	1,608	(5,059)	408	798
Net income	$12,453	$71,730	$12,862	$9,795	$6,112
Earnings per share
Basic	$0.31	$1.80	$0.34	$0.28	$0.18
Diluted	$0.30	$1.74	$0.33	$0.27	$0.17
Weighted average shares outstanding
Basic	39,926,781	39,879,345	37,366,041	34,618,721	34,466,904
Diluted	41,399,930	41,184,793	38,644,677	35,942,041	35,646,918

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Assets
Cash and due from banks	$527,952	$295,271	$260,907	$207,373	$158,887
Certificates of deposit with other banks	2,250	3,000	3,250	5,750	6,000
Investment securities available-for-sale	378,488	93,355	76,575	72,993	68,630
Loans held for sale	720,511	680,454	692,586	609,138	512,501
Loans and leases held for investment	1,442,077	1,343,973	1,169,887	1,084,503	999,270
Allowance for loan and lease losses	(28,050)	(24,190)	(21,027)	(19,560)	(18,195)
Net loans and leases	1,414,027	1,319,783	1,148,860	1,064,943	981,075
Premises and equipment, net	216,831	178,790	129,233	125,008	101,398
Foreclosed assets	1,519	1,281	2,231	2,140	1,706
Servicing assets	53,120	52,298	53,392	53,675	53,584
Other assets	146,165	134,242	65,155	57,087	49,269
Total assets	$3,460,863	$2,758,474	$2,432,189	$2,198,107	$1,933,050
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$48,755	$57,868	$55,260	$40,966	$38,029
Interest-bearing	2,924,586	2,202,395	1,957,631	1,830,755	1,601,114
Total deposits	2,973,341	2,260,263	2,012,891	1,871,721	1,639,143
Short term borrowings	—	—	—	10,000	13,100
Long term borrowings	3,489	26,564	26,872	52,173	27,473
Other liabilities	35,197	34,714	27,835	26,582	27,145
Total liabilities	3,012,027	2,321,541	2,067,598	1,960,476	1,706,861
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	271,451	268,557	266,336	150,939	147,933
Class B common stock (non-voting)	49,168	49,168	49,168	49,168	50,015
Retained earnings	131,739	120,241	49,707	38,041	28,938
Accumulated other comprehensive loss	(3,522)	(1,033)	(620)	(517)	(697)
Total equity	448,836	436,933	364,591	237,631	226,189
Total liabilities and shareholders’ equity	$3,460,863	$2,758,474	$2,432,189	$2,198,107	$1,933,050

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Income Statement Data
Net income	$12,453	$71,730	$12,862	$9,795	$6,112
Per Common Share
Net income, basic	$0.31	$1.80	$0.34	$0.28	$0.18
Net income, diluted	0.30	1.74	0.33	0.27	0.17
Dividends declared	0.03	0.03	0.03	0.02	0.02
Book value	11.23	10.95	9.15	6.86	6.54
Tangible book value (1)	11.13	10.85	8.84	6.50	6.17
Performance Ratios
Return on average assets (annualized)	1.64%	11.21%	2.18%	1.89%	1.33%
Return on average equity (annualized)	11.08	68.33	16.79	16.53	10.93
Net interest margin	3.72	4.07	3.91	3.92	3.76
Efficiency ratio (1)	68.93	34.64	77.80	73.90	79.69
Noninterest income to total revenue	55.69	80.60	54.38	59.18	62.21
Selected Loan Metrics
Loans and leases originated	$397,559	$483,422	$395,682	$586,471	$468,663
Guaranteed loans sold	247,243	211,654	163,843	203,714	208,715
Average net gain on sale of guaranteed loans	98.76	110.15	110.76	91.68	90.80
Held for sale guaranteed loans (note amount) (2)	1,068,886	1,087,636	1,093,385	1,005,753	866,260
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.95%	1.80%	1.80%	1.80%	1.82%
Net charge-offs	$532	$892	$959	$191	$1,513
Net charge-offs to average loans and leases held for investment (3)	0.15%	0.28%	0.34%	0.07%	0.63%
Nonperforming loans	$36,776	$23,480	$22,420	$21,856	$22,469
Foreclosed assets	1,519	1,281	2,231	2,140	1,706
Nonperforming loans (unguaranteed exposure)	7,386	3,610	3,299	3,546	3,643
Foreclosed assets (unguaranteed exposure)	101	90	446	345	304
Nonperforming loans not guaranteed by the SBA and foreclosures	7,487	3,700	3,745	3,891	3,947
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.22%	0.13%	0.15%	0.18%	0.20%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	16.36%	17.81%	17.78%	11.93%	12.79%
Total capital (to risk-weighted assets)	17.51	18.91	18.93	13.08	14.01
Tier 1 risk based capital (to risk-weighted assets)	16.36	17.81	17.78	11.93	12.79
Tier 1 leverage capital (to average assets)	13.32	15.53	13.99	9.93	10.60
Notes to Quarterly Selected Financial Data
(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.
(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three months ended March 31, 2018			Three months ended December 31, 2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$354,028	$1,215	1.39%	$242,261	$725	1.19%
Investment securities	181,900	1,117	2.49	90,884	468	2.04
Loans held for sale	727,696	11,046	6.16	643,764	9,819	6.05
Loans and leases held for investment (1)	1,408,112	21,645	6.23	1,264,721	19,524	6.12
Total interest earning assets	2,671,736	35,023	5.32	2,241,630	30,536	5.40
Less: allowance for loan and lease losses	(24,219)			(20,943)
Non-interest earning assets	396,920			338,148
Total assets	$3,044,437			$2,558,835

Interest bearing liabilities:
Interest bearing checking	$43,597	$103	0.96%	$36,958	$83	0.89%
Savings	822,266	3,118	1.54	566,050	1,992	1.40
Money market accounts	168,954	521	1.25	247,899	695	1.11
Certificates of deposit	1,473,054	6,676	1.84	1,157,405	4,560	1.56
Total interest bearing deposits	2,507,871	10,418	1.68	2,008,312	7,330	1.45
Other borrowings	11,228	129	4.66	26,756	230	3.41
Total interest bearing liabilities	2,519,099	10,547	1.70	2,035,068	7,560	1.47
Non-interest bearing deposits	56,596			57,917
Non-interest bearing liabilities	19,022			45,933
Shareholders' equity	449,720			419,917
Total liabilities and shareholders' equity	$3,044,437			$2,558,835

Net interest income and interest rate spread		$24,476	3.62%		$22,976	3.93%

Net interest margin			3.72			4.07

Ratio of average interest-earning assets to average interest-bearing liabilities			106.06%			110.15%

(1)    Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Total shareholders’ equity	$448,836	$436,933	$364,591	$237,631	$226,189
Less:
Goodwill	—	—	7,278	7,266	7,165
Other intangible assets	4,122	4,264	5,126	5,292	5,410
Tangible shareholders’ equity (a)	$444,714	$432,669	$352,187	$225,073	$213,614
Shares outstanding (c)	39,974,148	39,895,583	39,862,147	34,639,848	34,600,819
Total assets	$3,460,863	$2,758,474	$2,432,189	$2,198,107	$1,933,050
Less:
Goodwill	—	—	7,278	7,266	7,165
Other intangible assets	4,122	4,264	5,126	5,292	5,410
Tangible assets (b)	$3,456,741	$2,754,210	$2,419,785	$2,185,549	$1,920,475
Tangible shareholders’ equity to tangible assets (a/b)	12.87%	15.71%	14.55%	10.30%	11.12%
Tangible book value per share (a/c)	$11.13	$10.85	$8.84	$6.50	$6.17
Efficiency ratio:
Noninterest expense (d)	$38,072	$41,024	$35,856	$33,300	$32,985
Net interest income	24,476	22,976	21,025	18,392	15,641
Noninterest income	30,756	95,441	25,060	26,667	25,753
Less: gain on sale of securities	—	—	—	—	—
Adjusted operating revenue (e)	$55,232	$118,417	$46,085	$45,059	$41,394
Efficiency ratio (d/e)	68.93%	34.64%	77.80%	73.90%	79.69%

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended
	1Q 2018	4Q 2017	1Q 2017
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income	$12,453	$71,730	$6,112
Gain on contribution to equity method investment	—	(68,000)	—
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	352	360	346
Merger costs for acquisition of Reltco and Apiture investment	—	1,718	516
Trade-in loss on aircraft	—	—	206
Impairment expense on goodwill and other intangibles	—	3,648	—
Contract modification of Reltco	—	1,600	—
Renewable energy tax credit investment income, impairment and loss	—	710	19
Income tax effects and adjustments for non-GAAP items *	(84)	23,986	(435)
Deferred tax liability revaluation	—	(18,921)	—
Other renewable energy tax expense	—	44	44
Non-GAAP net income	$12,721	$16,875	$6,808
* Estimated at 24.0% for 1Q 2018 and 40.0% for 2017
Non-GAAP earnings per share:
Basic	$0.32	$0.42	$0.20
Diluted	$0.31	$0.41	$0.19

Weighted-average shares outstanding:
Basic	39,926,781	39,879,345	34,466,904
Diluted	41,399,930	41,184,793	35,646,918

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$30,756	$95,441	$25,753
Gain on contribution to equity method investment	—	(68,000)	—
Renewable energy tax credit investment income	—	20	(10)
Noninterest income, as adjusted	30,756	27,461	25,743

Noninterest expense, as reported	38,072	41,024	32,985
Stock based compensation expense	(352)	(360)	(346)
Merger costs associated with Reltco and Apiture investment	—	(1,718)	(516)
Trade-in loss on aircraft	—	—	(206)
Impairment expense on goodwill and other intangibles	—	(3,648)	—
Contract modification of Reltco	—	(1,600)	—
Renewable energy tax credit investment impairment and loss	—	(690)	(29)
Noninterest expense, as adjusted	37,720	33,008	31,888

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended
	1Q 2018	4Q 2017	1Q 2017
Income tax expense, as reported	315	1,608	798
Income tax effects and adjustments for non-recurring income and expenses	84	(23,986)	435
Deferred tax liability revaluation	—	18,921	—
Other renewable energy tax expense	—	(44)	(44)
Income tax expense (benefit), as adjusted	$399	$(3,501)	$1,189
This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.